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PGIM Real Estate Loan Services

PGIM Real Estate

2100 Ross Avenue, Suite 2500, Dallas TX 75201

Tel 214-777-4500

A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

2010 Corporate Ridge

10th Floor, Ste 1000

McLean, Virginia 22102‐7853

Attention: Asset Manager

RE:          CFCRE 2016 ‐ C3

Period: January 1, 2020 to December 31, 2020(the “Reporting Period”)

Annual Compliance Statement

I, Joni Brown‐Haas, in my capacity as President and Managing Director of PGIM Real Estate Loan Services, Inc. (the “Company”) hereby certify with regard to the Company’s role as Sub‐Servicer under the Sub‐Servicing Agreement, (the “Agreement”) dated as of January 1, 2016, pertaining to the above‐referenced certificates, that:

(i)        a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the relevant period has been made under my supervision, and

(ii)       to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the relevant period, and

(iii)      to the best of my knowledge, based on such review, the Company has fulfilled its obligations under its sub‐servicing agreement in all material respects, and

(iv)      the Company has maintained an effective internal control system over the servicing of mortgage loans including the Loans serviced by the Company, and

(v)       the Company has not received any notice regarding qualification or challenging the status of the Lower Tier REMIC or the Upper Tier REMIC as a REMIC, from the IRS or any other governmental agency or body.

Effective as of February 19, 2021

/s/ Joni Brown‐Haas

Joni Brown‐Haas

President and Managing Director

PGIM Real Estate Loan Services, Inc.